Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of February 3, 2005 by and among TECHINVEST HOLDING COMPANY, INC., a Delaware corporation (“Parent”), TECHINVEST ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and CYPRESS COMMUNICATIONS HOLDING CO., INC., a Delaware corporation (the “Company”).

     WHEREAS, the Parties entered into an Agreement and Plan of Merger dated November 5, 2004 (the “Agreement”); and

     WHEREAS, the Parties desire to amend the Agreement, in accordance with Section 9.1 thereof, to clarify their agreement with respect to certain matters;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and based upon the mutual covenants contained herein, the Parties agree as follows:

     1. Clause (iii) of Section 1.8(b) of the Agreement is hereby amended to read in its entirety as follows:

     (iii) The Unadjusted Consideration shall be increased on a dollar-for-dollar basis by the amount of cash on the Company’s balance sheet as of the Measurement Date and, if mutually determined by the Parties, by the amount of cash received by the Company through the Closing Date upon the exercise of Company Options and Warrants between the Measurement Date and the Closing Date.

     2. Section 1.8(b) of the Agreement is hereby further amended to include a clause (iv) which shall read in its entirety as follows:

     (iv) The Unadjusted Consideration shall be decreased by the amount of cash received by the Company, on or prior to the Measurement Date, that relates to refunds attributable to the Company’s having made payments to telecommunications service providers, in periods prior to July 1, 2004, for taxes and surcharges from which the Company might be exempt (the “Telecom Tax Recovery”), other than cash received by the Company from telecommunications service providers identified on Schedule 1.8(b) of the Disclosure Schedules relating to the Telecom Tax Recovery.

     3. The definition of “Unadjusted Consideration” in Section 8.1 of the Agreement is hereby amended to read in its entirety as follows:

     “Unadjusted Consideration” means $40,285,000.

     4. Exhibit 1.8 to the Agreement is hereby deleted in its entirety and the Exhibit 1.8 attached as Annex A hereto is hereby inserted in lieu thereof.

     5. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

     6. The laws of the State of Delaware (without giving effect to the principles of conflicts of law thereof) govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

     7. Except as specifically modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 1 to Agreement and Plan of Merger on the date set forth above.

CYPRESS COMMUNICATIONS HOLDING CO., INC.

By:	/s/ Gregory P. McGraw

Gregory P. McGraw Chief Executive Officer

TECHINVEST HOLDING COMPANY, INC.

By:	/s/ Charles H. Ogburn

Charles H. Ogburn
Director

TECHINVEST ACQUISITION, INC.

By:	/s/ Charles H. Ogburn

Charles H. Ogburn
Director

ANNEX A
To Amendment No. 1 to Agreement and Plan of Merger

Exhibit 1.8

($ amounts in thousands)

As of
July 31, 2004
Current Assets (1)
Accounts Receivable	$7,912
Other Receivable	(59)
Bad Debt Allowance	(215)
Prepaid Expenses	1,025
Other Current Assets	0
Long-Term Deferred Interest Charges	0
Long-Term Deposits	41

Total Current Assets	$8,704

Current Liabilities (2)
Accounts Payable	$2,591
Accrued Liabilities (3)	9,631
Deferred Revenues	1,288
Other Current Liabilities	319
Long-Term Customer Deposits	456
Long-Term Accrued Restructuring Liabilities	56

Total Current Liabilities	$14,342

Assumed Net Working Capital (4)	($5,638)

(1)	For purposes of calculating Net Working Capital as of the Measurement Date, no adjustment that would relate to refunds or credits, or potential refunds or credits, attributable to the Telecom Tax Recovery shall be made to any working capital account on this Exhibit 1.8, other than adjustments relating to any Telecom Tax Recovery from telecommunications service providers identified on Schedule 1.8(b) of the Disclosure Schedules.

(2)	“Current Liabilities,” as of July 31, 2004 and as of the Measurement Date, specifically exclude all dollar amounts attributable to the capital leases; the Senior Loan including accrued interest and fees; the Convertible Debt including accrued interest, fees and Convertible Debt discount; and the Bridge Loan including accrued interest and fees; and, as of the Measurement Date, shall exclude Transaction Liabilities.

(3)	Accrued liabilities include amounts reserved for litigation matters.

(4)	“Assumed Net Working Capital” has the meaning set forth in Section 1.8 (a).